March 2007	Pricing Sheet dated March 23, 2007 relating to
Preliminary Pricing Supplement No. 212 dated February 22, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments Opportunities in Commodities Commodity-Linked Capital-Protected Notes due December 30, 2010 Based on the Performance of a Basket of Four Commodities and Two Commodity Indices
P R I C I N G T E R M S – M A R C H 2 3 , 2 0 0 7
Issuer:	Morgan Stanley
Issue price:	$1,000 (see “Commissions and issue price” below)
Stated principal amount:	$1,000
Aggregate principal amount:	$33,367,000
Pricing date:	March 23, 2007
Original issue date:	March 30, 2007 (5 business days after the pricing date)
Maturity date:	December 30, 2010
Principal protection:	100%
Interest:	None
Basket:	Basket Commodities		Weighting	Initial Price(1)
	Goldman Sachs Commodity Agricultural Index® – Excess Return (the “agricultural index”)		16.6667%	64.20646
	Goldman Sachs Commodity Index® – Gold Excess Return (the “gold index”)		16.6667%	62.21731
	Copper-Grade A (“copper”)		16.6667%	6,852
	Primary Nickel (“nickel”)		16.6667%	45,610
	Special High-Grade Zinc (“zinc”)		16.6667%	3,211
	West Texas Intermediate light sweet crude oil (“WTI crude oil”)		16.6667%	62.28
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 x basket performance x participation rate; provided that the supplemental redemption amount will not be less than zero.
Participation rate:	128%
Basket performance:	Sum of the weighted performance values of each of the basket commodities
Performance value:	With respect to each basket commodity: [(final average price - initial price) / initial price] x weighting
Final average price:	The average price for each basket commodity as measured over each of the six determinations dates.
Determination dates:	July 15, 2010, August 15, 2010, September 15, 2010, October 15, 2010, November 15, 2010, and December 15, 2010; subject to adjustment for non-trading days or a market disruption event with respect to any basket commodity as described in the preliminary pricing supplement.
CUSIP:	617446F79
Listing:	None
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(2)	Agent’s Commissions(2)(3)	Proceeds to Company
	Per note	100%	2.50%	97.50%
	Total	$33,367,000	$834,175	$32,532,825

(1) The initial price for each basket commodity will be the price published or determined by Goldman, Sachs & Co. or its successor, in the case of the agricultural index and the gold index, the London Metal Exchange, in the case of copper, nickel and zinc and the NYMEX Division of the New York Mercantile Exchange or its successor, in the case of WTI crude oil. If any initial price as finally determined by these sources differs from any initial price specified in this pricing sheet, we will include the definitive initial price in an amended pricing sheet or final pricing supplement.

(2) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor. The lowest price payable by an investor is $990 per note. Please see the cover page of the accompanying preliminary pricing supplement for further details.

(3) For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

“GSCI®” is a registered mark of Goldman Sachs & Co. (“GS & Co.”), and has been licensed for use by Morgan Stanley. The notes are not sponsored, endorsed, sold or promoted by GS & Co., and GS & Co. makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in the notes or the ability of the Goldman Sachs Commodity Index to track general commodity market performance.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Preliminary Pricing Supplement No. 212 dated February 22, 2007 Prospectus Supplement dated January 25, 2006 Prospectus dated January 25, 2006